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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

     DIAMOND HILL INVESTMENT GROUP, INC. REPORTS 2006 FINANCIAL RESULTS

	Columbus, Ohio - February 16, 2007 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported results for the year ended December 31, 2006. Assets under management increased by 147% to $3.7 billion compared to $1.5 billion at the end of 2005 while revenue of $31.9 million for the year increased by 211% compared to 2005. Net income for the year was $8.1 million or $3.63 per diluted share compared to $3.7 million or $1.83 per diluted share in 2005.

	Ric Dillon, president and chief investment officer stated, "Our primary goal is to fulfill our fiduciary responsibility to our clients by achieving excellent long-term investment returns. We define long-term as five years and by that measure all of our strategies have delivered strong returns for clients. Our investment results for 2006 were mixed with some strategies exceeding benchmarks and others trailing. We must and will continue to focus all our resources on meeting our long-term commitment to clients."

	Jim Laird, chief financial officer noted, "In 2006 new client investments, net of withdrawals, totaled $1.9 billion, up 124% from $850 million in 2005. We expanded our efforts to grow our business by adding resources to support existing distribution channels including independent registered investment advisors, financial planners, investment consultants and 401(k) plans. Further,in 2006 we began to market into the wirehouse and regional broker dealer markets. In addition our efforts to market our private investment funds to institutional clients in the U.S. and abroad have been successful."

Full Year Results		   	   2006	  	   2005		Change
Investment advisory fees		$20,246,624    	$ 6,488,767	+212%
Investment incentive fees		$ 7,947,434	$ 2,915,771	+173%
Mutual fund administration, net		$ 3,710,141	$   841,527	+341%
Total Revenue				$31,904,199	$10,246,065	+211%
Net operating income			$ 9,768,568	$ 1,394,314	+601%
Net operating income margin	  	     30.6%	     13.6%
Investment return			$ 2,526,620	$   594,777	+325%
Pre-tax income				$12,295,188	$ 1,989,091	+518%
Net income				$ 8,065,133	$ 3,650,766	+121%
Pro-forma net income			$ 8,065,133	$ 1,208,206	+568%
Earnings per share - diluted		$     3.63	$     1.83	 +98%
Pro-forma earnings per share - diluted	$     3.63	$     0.61	+495%
Assets under management			$3.7 billion	$1.5  billion	+147%
New investments, net of withdrawals	$1.9 billion	$0.85 billion	+124%

Quarter ended December 31		   Q4 2006	  Q4 2005	Change
Investment management revenue		$ 6,679,716	$2,385,334	+180%
Investment incentive Fees		$ 5,437,558	$  996,152	+446%
Fund administration, net		$ 1,303,237	$  369,385	+253%
Total Revenue				$13,420,511	$3,750,871	+258%
Net operating income			$ 4,447,367	$  802,527	+454%
Net operating income margin		     33.1%	    21.4%
Investment return			$ 1,623,333	$  216,308	+650%
Pre-tax income				$ 6,070,699	$1,018,835	+496%
Net income				$ 4,082,108	     n.m.	 n.m.
Earnings per share - diluted		$     1.72	     n.m.	 n.m.

	Mutual Fund Administration - Mr. Laird described a change made to the company's financial statements at the end of 2006. "Effective December 31, 2006 we are reporting mutual fund administration, net of fund-related costs, in the operating section of the income statement. Mutual fund assets have grown dramatically in the past two years from $238 million at the end of 2004 to $2.5 billion at the end of 2006. As a result mutual fund administration, which operated at breakeven in 2005 and at a loss in prior years, contributed $2 million to operating income in 2006 despite our reduction in administration fees charged to the funds of more than 10% in each of the past two years."

	Investment Incentive Fees - the company reported that 25% of revenue, or $7.9 million, were performance incentive fees earned from strong returns in certain investment portfolios. Management cautioned that it is unlikely that the proportion of incentive fees to total revenue will be as high in the future.

	Income taxes - In 2006 the company accrued federal and city income taxes at an effective tax rate of 34%. In 2005 the company recorded a non-cash income tax benefit of $1.66 million, reflecting the likelihood that tax loss carryforwards of $8.1 million would be utilized in 2006 and future years.
This one time benefit resulted in a significant increase in net income in 2005 and, as expected, the company began incurring income tax expense in 2006 and partially utilized the carryforwards. In the first quarter of 2007, the company's CEO exercised non-qualified warrants that were granted in 2000, which will result in a $7.6 million tax deduction but, in accordance with generally accepted accounting principles (GAAP), $0 financial statement expense.

	Pro Forma Earnings - Pro forma results illustrate the company's 2005 earnings adjusted for the impact of federal income taxes. Under GAAP, the company recorded an income tax benefit of $1.66 million reflecting the likelihood that tax loss carryforwards would be utilized in future years. Therefore, under GAAP, the company did not incur income tax expense in 2005 despite $1.989 million in net income before tax and, instead, recorded an income tax benefit for the year. Pro forma earnings, which the company believes are useful for readers of the financial statements to ascertain the underlying profitability of the company, do not include the tax benefit of $1.66 million but instead reflect income tax expense of $781 thousand assuming the company paid federal income tax on taxable income. A reconciliation of pro forma and GAAP earnings is shown below.

				PRO FORMA	AS PRESENTED
						   (GAAP)
				  2005		    2005	DIFFERENCE
Net Income (loss) before tax	$1,989,091	$1,989,091	$        0
Income tax (expense) benefit	($ 780,885)	$1,661,675	$2,442,560
Net Income			$1,208,206	$3,650,766	$2,442,560
Earnings per share - diluted	$    0.61	$    1.83	$    1.22

	2007 Annual Meeting of Shareholders - Diamond Hill announced that the 2007Annual Shareholder meeting will be held May 24, 2007 at the Arena Grand Theatre, 175 W. Nationwide Boulevard Columbus, Ohio at 1:00 pm along with an investor conference call.

About Diamond Hill:
Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build wealth. The firm currently manages mutual funds, separate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.

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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363